Exhibit 99.1

3050 Spruce Street, St. Louis,   MO 63103 USA

Tel: (800) 521-8956   (314) 771-5765     Fax: (800) 325-5052   (314) 771-5757

From: Rakesh Sachdev	For questions, contact:
President and CEO	Kirk A. Richter
Vice President, Treasurer and Interim CFO
(314) 286-8004

FOR IMMEDIATE RELEASE -St. Louis, MO., October 25, 2011

SIGMA-ALDRICH (NASDAQ:SIAL) REPORTS 25% INCREASE IN Q3 DILUTED EPS. Q3 SALES INCREASE 11%. FULL YEAR 2011 DILUTED EPS RAISED TO $3.73 to $3.81.

HIGHLIGHTS:

2011 Results (all percentages are to comparable periods in 2010)

•

Q3 2011 reported sales increased 11% to $626 million. Q3 sales grew organically by 4% with Research products and Fine Chemicals (“SAFC”) sales growing organically by 4% and 2%, respectively. Recently completed acquisitions contributed an additional 2% and changes in foreign currency exchange rates contributed an additional 5% to reported sales growth in Q3.

•	Q3 2011 net income was $117 million, up 26% from Q3 2010.

•	Q3 2011 reported diluted EPS was $0.95, up 25%. Excluding restructuring costs of $0.01, diluted adjusted EPS was $0.96, a 16% increase over adjusted Q3 2010 results.

•	YTD 2011 net cash provided by operating activities and free cash flow were $373 million and $300 million, respectively.

2011 Outlook (all percentages are compared to full year 2010 results)

•

Organic sales growth for the full year is expected to meet the Company’s previously forecast growth of mid-single digits. At current exchange rates, currency is expected to increase reportable sales for the full year by approximately 4%. Acquisitions are expected to increase sales by another 1-2%.

•

Diluted adjusted EPS forecast for 2011 (excluding restructuring charges) is revised to $3.73 to $3.81 to reflect strong operating results through the first nine months and a lower effective tax rate and represents a 13% to 15% increase compared to 2010’s adjusted diluted EPS of $3.31. See 2011 Outlook below.

•	Net cash provided by operating activities and free cash flow are expected to be about $520 million and $400 million, respectively, for 2011, unchanged from our prior expectations.

CEO’s STATEMENT:

Commenting on third quarter 2011 performance, President and CEO Rakesh Sachdev said: “Our reported sales of $626 million met our expectations. Consistent with earlier quarters in 2011, we delivered solid performance with organic sales growth in our expected mid single digit range and a mid-teens percentage increase in diluted adjusted EPS. Our organic sales growth for our Research business in Q3 was right in-line with earlier quarters at 4%. Our overall dollar sales in Q3 for SAFC remained strong at $180 million, consistent with prior quarters of 2011. Diluted adjusted EPS of $0.96 for the third quarter of 2011 exceeded our expectations due to a lower than expected effective tax rate and stronger adjusted operating income margins.

While we are pleased with the 4% organic growth in our research business in the third quarter, the economic and research funding uncertainties in the U.S. and Europe are creating a cautious climate with some of our customers. With our continued focus on the faster growth segments in analytical chemistry, biology and material science, coupled with our achievements in the emerging markets, we remain cautiously optimistic in achieving organic growth in the low to mid single digits in our research business in the fourth quarter.

As expected, the growth rate for SAFC in the third quarter was in the low single digits due to a strong comparable in the previous year. We were pleased with the sales level we achieved particularly from our Hitech and industrial media businesses. With the investments we are making this year in these businesses, we are well positioned to take advantage of the growth in these markets.

In our focus markets of India, China and Brazil in the third quarter of 2011, we collectively grew by 25% - our best result in 2011. Currency adjusted growth for these key markets including our May 2011 acquisition of Vetec Quimica Fina Ltda in Brazil was a combined 41% in Q3.”

Sachdev concluded, “We have re-affirmed our organic sales growth expectation for 2011 in the mid-single digits. We have revised our diluted adjusted EPS outlook for 2011 to $3.73 to $3.81 to reflect stronger operating results and a lower than expected annual effective tax rate for 2011 that should help offset the negative impact of recent moves in currency exchange rates.”

2011 RESULTS:

Reported sales for the third quarter of 2011 of $626 million increased 11% from the third quarter of 2010. Excluding changes in foreign currency exchange rates and acquisitions that contributed 5% and 2%, respectively, to sales growth, third quarter organic sales growth was 4%. Third quarter sales for the Company’s Research business grew organically by 4%, with reported sales of growth of 13%, led by the Asia Pacific-Latin America region. Third quarter sales for the Company’s SAFC business was $180 million, in-line with the first two quarters of 2011. This is an organic increase of 2% reflecting a very strong 2010 comparable base. Reported sales growth for SAFC for the third quarter was 8% compared to Q3 of 2010. A reconciliation of reported to adjusted organic sales is on page 8.

The operating income margin in the third quarter of 2011, excluding restructuring charges was 26.0% of sales compared to 25.4% of sales in the third quarter of 2010. Operating margins benefited from strong gross margins as well as containment of operating expenses. Reported operating income margin for the third quarter of 2011 was 25.6% compared to 23.4% in 2010. The operating income margin in 2010 was impacted by both restructuring and impairment charges. A reconciliation is provided on page 9.

The effective tax rate for the third quarter of 2011 was approximately 26%, compared to 29% in the third quarter of 2010. The lower tax rate in 2011 compared to the same period in 2010 is attributable to a benefit from certain net operating losses and an increased benefit from the release of tax contingencies resulting from statute of limitation closures. These benefits were partially offset by a reduction of the proportion of income in foreign jurisdictions with lower tax rates.

Free cash flow (defined on page 7) for the first nine months of 2011 was $300 million, compared to $332 million achieved in the same period in 2010. Higher net income was largely offset by a higher level of working capital and capital expenditures to support growth in the business. A reconciliation of net cash provided by operating activities to free cash flow is on page 9.

Other highlights from global sales growth initiatives include:

•

Worldwide sales of research products through the Company’s website as a percentage of total research sales were 50% for the third quarter of 2011, consistent with the performance in the first half of 2011 and up from 48% achieved for all of 2010.

•

Sales in International markets (Asia Pacific and Latin America) continued to show strength with reported and organic growth of 22% and 9%, respectively, in the third quarter of 2011. The acquisition of Vetec increased reported international sales by 5% for the quarter. In the Company’s focus markets of China, India and Brazil, sales collectively grew 46% and 25% on a reported and organic basis, respectively, for the third quarter of 2011. The acquisition of Vetec increased reported sales in these focus markets by 16%.

•	SAFC’s booked orders for future delivery at September 30, 2011 were up 3% from the June 30, 2011 level and up 6% from the September 30, 2010 level.

2011 OUTLOOK:

•	Organic sales growth is expected to be in the mid-single digit range for 2011, unchanged from our previous outlook. Significant factors in our sales outlook include:

•

Continued uncertainty in the U.S. and Europe around the macro economic environment and austerity measures is adding a layer of instability to our end markets. We are cautiously optimistic that our programs to enhance and highlight the product capabilities of our Research business in analytical chemistry, biology, traditional chemistry and materials science will enable us to achieve low to mid single digit organic sales growth in our Research business in the 4th quarter.

•	Continued emphasis on growth opportunities in fine chemicals; in our international markets; and via e-commerce channels.

•	At current exchange rates, currency is expected to increase reported sales growth by about 4% over the prior year.

•	The recent acquisitions of Vetec, Resource Technology Corporation and Cerilliant Corporation are expected to contribute 1-2% to reported sales growth.

•

Our outlook for the fourth quarter for diluted adjusted earnings per share is a range of $0.85 to $0.93. Our reported diluted EPS, excluding restructuring costs, for the nine months ended September 30, 2011 is $2.88, implying a full year outlook to be in a range from $3.73 to $3.81.

•

Changes in foreign currency exchange rates are expected to lower Q4 diluted EPS by $0.02 -$0.03 compared to our previous outlook. A higher effective tax rate of 30% to 31% in Q4 will reduce otherwise reportable diluted EPS by $0.02 to $0.03 in Q4 compared to our previous outlook. Both of these factors have been considered in our guidance for Q4.

•	The effective tax rate for full year 2011 is now expected to be 28% to 29%, reduced from 29% to 30% in our previous outlook.

•	Recent acquisitions are expected to be neutral to mildly accretive to our diluted earnings per share in 2011.

•	This EPS outlook excludes the impact of restructuring and other special charges.

•	Management expects free cash flow for 2011 to be about $400 million.

•	Net cash provided by operating activities is expected to exceed $520 million.

•	Capital expenditures are expected to be approximately $120 million.

•	Initiatives to optimize working capital to support anticipated growth and customer service are expected to continue with inventory levels at roughly the same levels.

OTHER INFORMATION:

Cash Flow and Debt: Net cash provided by operating activities for the nine months ended September 30, 2011 was $373 million compared to $397 million for 2010’s first nine months. The contributions from higher net income and non-cash charges in the first nine months of 2011 compared to the same period in 2010 were exceeded by increases in working capital due to planned inventory increases to enhance service levels and support the higher sales growth rates in the Asia Pacific-Latin America region. Inventory levels were 6.3 months at September 30, 2011 and 2010. Capital expenditures for the first nine months of 2011 were $73 million compared to $65 million in the same period in 2010. Free cash flow of $300 million for the first nine months of 2011 was used primarily to pay $65 million to shareholders in the form of dividends and return another $134 million through share repurchases and $75 million to fund acquisitions. The Company’s debt to capital ratio was 21% at September 30, 2011 and at December 31, 2010.

Share Repurchases: In the third quarter of 2011, 1.8 million shares were repurchased at an average per share price of $61.90, bringing the total year-to-date acquisition to 2.1 million shares. There were 120 million shares outstanding at September 30, 2011. The Company expects to continue to offset the dilutive impact of issuing share based incentive compensation with future repurchases. The Company may repurchase additional shares, but the timing and amount will depend upon market conditions and other factors.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including phrases “expects”, “affirmed”, “forecast”, “to drive”, “to enhance”, “remain committed”, “our emphasis” and other statements regarding the Company’s expectations, outlook, goals, beliefs, intentions and the like regarding future sales, earnings, free cash flow, share repurchases, acquisitions and other matters. These statements are based on assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. The Company believes these assumptions are reasonable and well founded. The forward-looking statements in this release are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) global economic conditions, (2) changes in pricing and the competitive environment and the global demand for our products, (3) fluctuations in foreign currency exchange rates, (4) changes in research funding and the success of research and development activities, (5) failure of planned sales initiatives in our Research and SAFC businesses, (6) dependence on uninterrupted manufacturing operations, (7) failure to achieve planned cost reductions in global supply chain initiatives and restructuring actions, (8) changes in the regulatory environment in which the Company operates, (9) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 10-Income Taxes-to the Consolidated Financial Statements in the Company’s Form 10-K report for the year ended December 31, 2010, (10) exposure to litigation, including product liability claims, (11) the ability to maintain adequate quality standards, (12) reliance on third party package delivery services, (13) an unanticipated increase in interest rates, (14) other changes in the business environment in which the Company operates, (15) the outcome of the outstanding matters described in Note 11-Contingent Liabilities and Commitments-to the Consolidated Financial Statements in the Company’s Form 10-K report for the year ended December 31, 2010, and (16) acquisitions or divestitures of businesses. A further discussion of the Company’s risk factors can be found in Item 1A of Part 1 of the Company’s Form 10-K report for the year ended December 31, 2010. The Company does not undertake any obligation to update these forward-looking statements.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, and as key components in pharmaceutical, diagnostic and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 40 countries and has over 8,300 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award winning web site at www.sigma-aldrich.com.

Non-GAAP Financial Measures: The Company supplements its disclosures made in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) with certain non-GAAP financial measures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure. See the Supplemental Financial Information on pages 8 and 9 for these reconciliations.

With over 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted sales growth when analyzing Company performance, and believes it is useful as well to investors, to judge the Company’s performance. Organic sales growth data presented in this release excludes currency and acquisitions impacts. The Company calculates the impact of changes in foreign currency rates by multiplying current period activity by the difference between current period exchange rates and prior period exchange rates, the result is the defined impact of “changes in foreign currency exchange rates”. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur later in 2011 to applicable exchange rates. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management also uses adjusted net income and EPS and adjusted operating income and operating income margins (reconciled on page 9) and free cash flow (defined on page 7), non-GAAP measures, to judge its performance and ability to pursue opportunities that enhance shareholder value. Due to the uncertain timing of future restructuring and other special charges, we are unable to include these charges in the 2011 diluted adjusted EPS forecast or provide a reconciliation to the corresponding GAAP measures. Management believes this non-GAAP information is useful to investors as well.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales	$626	$563	$1,895	$1,689
Cost of products sold	293	265	895	794

Gross profit	333	298	1,000	895
Selling, general and administrative expenses	152	139	451	405
Research and development expenses	18	16	54	49
Restructuring costs	3	4	8	13
Impairment cost	—	7	—	7

Operating income	160	132	487	421
Interest, net	2	1	6	5

Income before income taxes	158	131	481	416
Provision for income taxes	41	38	132	126

Net income	$117	$93	$349	$290

Net income per share - Basic	$0.97	$0.77	$2.86	$2.40

Net income per share - Diluted	$0.95	$0.76	$2.84	$2.36

Weighted average number of shares outstanding - Basic	121	121	122	121

Weighted average number of shares outstanding - Diluted	123	123	123	123

SIGMA-ALDRICH CORPORATION

Consolidated Balance Sheets

(in millions)

	(Unaudited)
	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$643	$569
Accounts receivable, net	335	287
Inventories	658	606
Other current assets	143	139

Total current assets	1,779	1,601
Property, plant and equipment, net	750	733
Goodwill, net	470	438
Intangibles, net	159	157
Other assets	92	98

Total assets	$3,250	$3,027

Liabilities and Stockholder’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$269	$239
Accounts payable	128	121
Other	193	171

Total current liabilities	590	531

Long-term debt	300	300
Pension and post-retirement benefits	108	110
Deferred taxes	32	41
Other liabilities	65	69

Total liabilities	1,095	1,051

Stockholders’ equity:
Common stock	202	202
Capital in excess of par value	217	194
Common stock in treasury	(2,168)	(2,051)
Retained earnings	3,820	3,536
Accumulated other comprehensive income	84	95

Total stockholders’ equity	2,155	1,976

Total liabilities and stockholders’ equity	$3,250	$3,027

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net income	$349	$290
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	79	69
Deferred income taxes	4	5
Stock-based compensation expense	13	15
Restructuring costs, net of payments	5	6
Impairment cost	—	7
Other	—	(4)
Changes in operating assets and liabilities:
Accounts receivable	(46)	(29)
Inventories	(45)	1
Accounts payable	6	4
Income taxes	(2)	(3)
Other, net	10	36

Net cash provided by operating activities	373	397

Cash flows from investing activities:
Capital expenditures	(73)	(65)
Purchases of short-term investments	(29)	(27)
Proceeds from sales of short-term investments	20	25
Proceeds from sale of property, plant and equipment	2	—
Acquisitions of businesses, net of cash acquired	(75)	(5)
Other, net	(3)	(2)

Net cash used in investing activities	(158)	(74)

Cash flows from financing activities:
Net issuance / (repayment) of short-term debt	29	1
Repayment of long-term debt	—	(100)
Payment of dividends	(65)	(58)
Share repurchases	(134)	(76)
Exercise of stock options	27	24
Excess tax benefits from stock-based payments	5	5

Net cash used in financing activities	(138)	(204)

Effect of exchange rate changes on cash	(3)	8

Net change in cash and cash equivalents	74	127
Cash and cash equivalents at January 1	569	373

Cash and cash equivalents at September 30	$643	$500

Free cash flow(1)	$300	$332

(1)	Net cash provided by operating activities less capital expenditures.

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit

	Three Months Ended September 30, 2011
	Reported	Currency Benefit	Acquisition Benefit	Adjusted (Organic)

Research Essentials	15%	6%	3%	6%
Research Specialties	12%	6%	4%	2%
Research Biotech	12%	6%	—	6%

Research Chemicals	13%	6%	3%	4%
SAFC	8%	4%	2%	2%

Total Customer Sales	11%	5%	2%	4%

	Nine Months Ended September 30, 2011
	Reported	Currency Benefit	Acquisition Benefit	Adjusted (Organic)

Research Essentials	13%	5%	2%	6%
Research Specialties	11%	5%	3%	3%
Research Biotech	10%	5%	—	5%

Research Chemicals	12%	5%	3%	4%
SAFC	14%	4%	1%	9%

Total Customer Sales	12%	5%	1%	6%

Business Unit Sales

(in millions)

	First Quarter 2010	Second Quarter 2010	Third Quarter 2010	Fourth Quarter 2010	Total 2010

Research Essentials	$112	$107	$105	$110	$434
Research Specialties	217	207	207	214	845
Research Biotech	91	83	84	87	345

Research Chemicals	420	397	396	411	1,624
SAFC	152	157	167	171	647

Total Customer Sales	$572	$554	$563	$582	$2,271

	First Quarter 2011	Second Quarter 2011	Third Quarter 2011	Fourth Quarter 2011	Total 2011

Research Essentials	$120	$124	$121	$—	$365
Research Specialties	236	236	231	—	703
Research Biotech	96	94	94	—	284

Research Chemicals	452	454	446	—	1,352
SAFC	180	183	180	—	543

Total Customer Sales	$632	$637	$626	$—	$1,895

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Reconciliation of Reported Net Income to Adjusted Net Income

	Net Income (in millions)		Diluted Earnings Per Share
	Three Months Ended September 30,		Three Months Ended September 30,
	2011	2010	2011	2010
Reported net income	$117	$93	$0.95	$0.76
Restructuring costs	1	3	0.01	0.02
Impairment costs	—	7	—	0.05

Adjusted net income	$118	$103	$0.96	$0.83

	Net Income (in millions)		Diluted Earnings Per Share
	Nine Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Reported net income	$349	$290	$2.84	$2.36
Restructuring costs	5	9	0.04	0.07
Impairment costs	—	7	—	0.05

Adjusted net income	$354	$306	$2.88	$2.48

Income Statement Ratios

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Gross profit	53.2%	52.9%	52.8%	53.0%
S,G&A expenses	24.3%	24.7%	23.8%	24.0%
Operating income	25.6%	23.4%	25.7%	24.9%
Pretax income	25.2%	23.3%	25.4%	24.6%
Net income	18.7%	16.5%	18.4%	17.2%

Effective tax rate	25.9%	29.0%	27.4%	30.3%

Reconciliation of Reported Operating Income Margin to Adjusted Operating Income Margin

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Reported operating income margin	25.6%	23.4%	25.7%	24.9%
Restructuring costs	0.4%	0.7%	0.4%	0.8%
Impairment Costs	—	1.3%	—	0.4%

Operating income margin excluding restructuring and impairment costs	26.0%	25.4%	26.1%	26.1%
Acquisitions	0.4%		0.4%

Adjusted operating income margin	26.4%	25.4%	26.5%	26.1%

Reconciliation of Free Cash Flow

(in millions)

	Nine Months Ended September 30,
	2011	2010
Net cash provided by operating activities	$373	$397
Less: Capital expenditures	(73)	(65)

Free cash flow	$300	$332